Exhibit 8

Deutsche Bank

Deutsche Bank AG London
Winchester house
1 Great Winchester St, London
EC2N 2DB
Telephone: 44 20 7545 8000

c/o Deutsche Bank AG, New York Branch
60 Wall Street
New York, NY 10005
Telephone: 212-250-5977
Facsimile: 212-797-8826

Internal Reference: [ ]

D. E. Shaw Laminar Portfolios, L.L.C. 120 W. 45th St., 39th Floor New York NY 10036

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction (the “Transaction”) entered into between you, D. E. Shaw Laminar Portfolios, L.L.C. (“Counterparty”)), and Deutsche Bank AG acting through its London branch (“Deutsche”) on the Trade Date specified below (the “Transaction”). As used herein, “Existing Plan” shall mean the Sixth Amended Joint Plan of Reorganization for Owens Corning and its Affiliated Debtors and Debtors-in-Possession, in the form filed on June 5, 2006 in the bankruptcy case of In re Owens Corning, et al, Case No. 00-03837 in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), and “Plan of Reorganization” shall mean the Existing Plan with only those revisions, modifications and amendments to the Existing Plan.

This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below and supersedes all or any prior written or oral agreements in relation to the Transaction.

The definitions and provisions contained in the 2000 ISDA Definitions (the “Swap Definitions”) and in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the Swap Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. For the purposes of the Swap Definitions, this Transaction shall constitute a Swap Transaction. For the purposes of the Equity Definitions, this Transaction shall be deemed a “Equity Swap Transaction”.

In the event of any inconsistency between the terms of any of the documents in the following list, the terms of each document in such list shall prevail over all documents which follow such document in such list: this Confirmation, the Equity Definitions, the Swap Definitions and the Agreement.

1.

This Confirmation constitutes a "Confirmation" as referred to in, and supplements, forms a part of and is subject to, the ISDA Master Agreement (Multicurrency-Cross Border) (including the Schedule thereto) dated as of October 3, 2003, as amended and supplemented from time to time (the "Agreement"), between Counterparty and Deutsche. This Confirmation shall be read and construed as one with such Agreement and all other outstanding Confirmations between Deutsche and Counterparty, so that all such Confirmations and such Agreement constitute a single agreement between Deutsche and Counterparty. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

With respect to this Transaction only, any calculations made pursuant to Market Quotation shall include any amounts calculated pursuant to Loss under the Option Transaction (as defined herein), if any.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:
Trade Date:	July 7, 2006
Effective Date	The Commencement Date as defined in the Option Transaction
Termination Date:	The earliest to occur of (a) the last occurring Expiration Date (as defined in the Option Transaction) and (b) the date on which the Option Transaction is terminated for any reason set forth therein.
Option Transaction:

That certain Option Transaction, dated July 7, 2006, between Owens Corning, a Delaware corporation (as a debtor-in-possession and a reorganized debtor) (“Owens Corning”), Deutsche Bank AG acting through its London branch and the Asbestos Personal Injury Trust (as defined in the Plan of Reorganization) (the “Trust”) which such Trust shall become a party to the Option Transaction as of the Assignment Effective Date (as defined in the Option Agreement), a copy of which is attached hereto; provided that this Transaction shall only be with respect to 6,447,187.93 Option Shares of the total 9,670,781.90 Option Shares subject to the Option Transaction.

Option Shares:	The common shares of Owens Corning to be issued on the Effective Date (as defined in the Plan of Reorganization) or any successor shares resulting from an adjustment under the Option Transaction.
Premium:	$0.02 per Share to be paid by Counterparty.
Premium Payment Date:	As notified by Deutsche
3.	Equity Amounts Payable by Deutsche:
Equity Amount Payer:	Deutsche
Equity Amount Payment Date:	Three Business Days after any day on which Deutsche actually receives Option Shares pursuant to the Option Transaction.
Physical Settlement:	Applicable
Settlement Method Election:	Not Applicable
Number of Shares to be Delivered:

The Option Shares, if any, Deutsche actually receives pursuant to the Option Transaction. For the avoidance of doubt, this amount shall include Option Shares actually received by Deutsche in connection with any termination of the Option Transaction.

Fractional Share Amount:	The Fractional Share Amount, if any, received by Deutsche pursuant to the Option Transaction
Termination Events:	As set forth in the Option Transaction

4.	Amounts Payable by Party B:
Floating Amount Payer:	Counterparty
Floating Amount:

(i) Any amounts (whether such amount is direct or contingent, now or hereafter existing or to become due) Deutsche would be required to pay or deliver to Owens Corning or the Trust, as applicable, in connection with the Option Transaction; and

(ii) Notwithstanding the provisions of the Option Transaction, in the event that an Early Termination Date (as defined in the Option Transaction) is designated under the Option Transaction, whether as a result of an Event of Default or Termination Event (as each is defined in the Option Transaction), all amounts described in Section 11 of the ISDA Master Agreement deemed to be entered into pursuant to the Option Transaction; provided that Deutsche shall only seek enforcement of the obligations of the Trust or Owens Corning, as applicable, under the Option Transaction upon written request by the Counterparty for such enforcement. If no such request is made, then Deutsche shall have no obligation to pursue enforcement of the obligations of the Trust or Owens Corning, as applicable, under the Option Transaction.

For the avoidance of doubt, these amounts shall include amounts required to be paid or delivered by Deutsche in connection with any termination of the Option Transaction.

Floating Amount Payer Payment Date(s):

(i) With respect to clause (i) of Floating Amount, any day on which Deutsche would be required to make a payment or delivery to Owens Corning or the Trust, as applicable, in connection with the Option Transaction.

(ii) With respect to clause (ii) of Floating Amount, promptly after notice by Deutsche of any amounts due.
Deutsche’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	Deutsche Bank AG, New York Branch Attn: Vivian L. Jackson 60 Wall Street, Floor 14 New York, NY 10005 Tel: 212-250-2936 vivian-l.jackson@db.com
Counterparty’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	As per the Agreement
Adjustments Applicable to the Transaction:

Method of Adjustment:	Not Applicable

Extraordinary Events:	There shall be no Extraordinary Events with respect to this Transaction except for the Additional Disruption Events listed below.
Additional Disruption Events:	No Additional Disruption Events shall apply to the Transaction or this Confirmation except a Change in Law (as defined herein).
Change in Law:	As set forth in the Option Transaction
Credit Event Upon Merger:	As set forth in the Option Transaction
Non-Reliance:	Applicable
Agreements and Acknowledgments Regarding Hedging Activities:	Applicable
Additional Acknowledgments:	Applicable

5.	CONDITIONS PRECEDENT

The full execution of the Option Transaction by all parties thereto shall be a condition precedent to the effectiveness of this Transaction.

6.	PARTIAL OR WHOLE SETTLEMENT DELAYS

Notwithstanding any other provisions hereof, Deutsche shall not be required to deliver Option Shares or any other class of voting securities of Owens Corning (whether in connection with the purchase of Option Shares on any Settlement Date or otherwise) (i) to the extent (but only to the extent) that, such amount in Deutsche’s possession would cause Deutsche to directly or indirectly beneficially own (as such term is defined for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) in excess of 8.0% of the outstanding Option Shares or any other class of voting securities of Owens Corning or (ii) if any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall not have expired or been terminated with respect to the acquisition or delivery of Option Shares hereunder (the “HSR Condition”). If any delivery owed by Deutsche hereunder is not made, in whole or in part, as a result of this provision, Deutsche’s obligation to make such delivery shall not be extinguished and Deutsche shall make such delivery as promptly as practicable after, but in no event later than one Clearance System Business Day after, Deutsche gives notice to Counterparty that such amount of Option Shares in Deutsche’s possession (i) would not directly or indirectly cause Deutsche to beneficially own in excess of 8.0% of the outstanding Option Shares or any other class of voting securities of Owens Corning or (ii) the HSR Condition has been satisfied, as the case may be. Counterparty shall pay any Floating Amounts to Deutsche on the day such amounts are due on the same basis as if Deutsche made delivery of the Option Shares upon such exercise even if delivery of the Option Shares cannot take place by the Settlement Date due to the applicability of this Section 5. In the event that the delivery of Option Shares cannot be made due to the HSR Condition not being satisfied, at the request of Deutsche, Counterparty shall enter into a customary and reasonable escrow arrangement relating to the Option Shares compliant with the HSR Act and any other legal or regulatory requirements. Deutsche and Counterparty (i) shall use reasonable best efforts to prepare and file all necessary documentation and to effect all applications that are necessary or advisable under the HSR Act so that the applicable waiting period shall have expired or been terminated thereunder with respect to the acquisition of Option Shares hereunder and (ii) shall not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the transactions contemplated hereunder; provided that no such actions shall be required if Deutsche determines that the acquisition of Option Shares hereunder would not be reasonably expected to a filing under the HSR Act.

7.	TRANSFER OR ASSIGNMENT

Notwithstanding anything to the contrary in the Agreement, Deutsche may transfer or assign all or any portion of its rights or obligations under this Transaction without the consent of Counterparty to either (i) any of its Affiliates or (ii) any party agreed to in writing as soon as practicable after the date hereof by the parties hereto with a Credit Rating (as defined herein) that is, at the time of the relevant transfer, (a) A+ or higher by S&P or (b) Aa3 or higher by Moody’s; provided, that any such transferee or assignee shall be subject to the requirements (i) to make the representation set forth in Section 7(e) hereof and (ii) to deliver any Tax forms reasonably requested by Counterparty. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Deutsche to purchase, sell, receive or deliver any Option Shares or other securities to or from Counterparty, Deutsche may designate any of its affiliates to purchase, sell, receive or deliver such Option Shares or other securities and otherwise to perform Deutsche’s obligations in respect of this Transaction and any such designee may assume such obligations. Deutsche shall be discharged of its obligations to Counterparty solely to the extent of any such performance.

For purposes of the foregoing, the “Credit Rating” of a party means the rating of a party assigned by either S&P or Moody’s to such party’s long term, unsecured and unsubordinated indebtedness or deposits.

8.	ADDITIONAL TERMS

(a)           Additional Termination Events: It shall constitute an Additional Termination Event where this Transaction is the sole Affected Transaction and Counterparty shall be deemed to be the sole Affected Party, if Owens Corning shall have been dissolved, wound-up, liquidated or terminated or, from and after the Assignment Effective Date (as defined in the Option Transaction), in the case of the Trust, the Trust does not have any duly appointed trustees to control the exercise of the powers, authorities and discretions of the Trust.

(b)           Calculation Agent:  As per the Agreement; provided however, Deutsche shall remain the Calculation Agent notwithstanding the occurrence of any Event of Default or Potential Event of Default with respect to Deutsche. For the avoidance of doubt, any dispute rights granted pursuant to the Agreement shall not apply to any calculations of amounts due or received in connection with the Option Transaction.

(c)           Representations in the Agreement; Additional Representations, Warranties and Agreements of Counterparty. Counterparty hereby represents and warrants to Deutsche on, and agrees with Deutsche from and after, any Trade Date and the Assignment Effective Date (as defined in the Option Transaction) with respect to the representations below.

(i)	Material Nonpublic Information

(a)            As of the date hereof, Counterparty is not and will not be in possession of any material nonpublic information regarding Owens Corning or the Trust.

(b)           Counterparty will make good faith efforts to ensure that on any Exercise Date under the Call (as defined in the Option Transaction), Counterparty will not be aware of any material nonpublic information regarding Owens Corning. If requested by Deutsche, Counterparty will promptly confirm whether or not it is aware of any material nonpublic information regarding Owens Corning on any such Exercise Date.

(ii)	London Branch
Deutsche is entering into the Agreement and this Confirmation through its London branch.
(iii)	DBNY as Agent
Each party agrees and acknowledges that (i) Deutsche Bank AG, acting out of its New York branch, an affiliate of Deutsche (“DBNY”), has acted solely as agent and not as principal with respect to this Transaction and (ii) DBNY has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of this Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under this Transaction.
(iv)	Waiver of Jury Trial
Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction or the Agreement. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction by, among other things, the mutual waivers and certifications herein.
(v)	Hedging
Deutsche is entering into this Transaction with Counterparty in connection with, or potentially as a hedge to, a transaction involving shares of Owens Corning which may be “restricted securities” as defined in Rule 144 of the Securities Act. Accordingly, the undersigned represents that it will not engage in any transaction that (i) would constitute a distribution that violates the Securities Act or (ii) hedges its economic exposure to this Transaction in the period 15 calendar days prior to and 30 calendar days after the Commencement Date (as defined in the Option Transaction), including through the use of swaps, options, short sales, futures, cash-settled derivatives or any other financial instrument; provided, however, that the undersigned may hedge at any time so long as the hedge transaction is conducted pursuant to an effective registration on file with the Securities and Exchange Commission.

(d)           Counterparty Defaults. In addition to any remedies afforded Deutsche in connection with the Transaction, Counterparty agrees to indemnify and hold harmless Deutsche and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (excluding loss of profit or business revenue), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several (collectively, “Damages”), to which an Indemnified Person may become subject arising out of any breach of any covenant or representation or warranty made by Counterparty in this Confirmation or any claim, litigation, investigation or proceeding relating thereto, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse, in a commercially reasonable amount time, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing; provided, however, that Counterparty shall not have any liability to any Indemnified Person to the extent that such Damages are finally determined by a court of competent jurisdiction to have directly resulted from the gross negligence or willful misconduct of such Indemnified Person (and in such case, such Indemnified Person shall promptly return to Counterparty any amounts previously expended Counterparty hereunder).

(e)           Delivery of Unregistered Shares. Notwithstanding Section 9.11 of the Equity Definitions, the parties hereto acknowledge and agree that the Equity Amount to be delivered by the Deutsche will consist of Option Shares that will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or registered or qualified under any applicable state or foreign securities laws. Counterparty represents, warrants and agrees on the date hereof, on the Assignment Effective Date (as defined in the Option Transaction) and on each date on which an Equity Amount becomes due that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act and that it will transfer the Option Shares upon receipt only pursuant to a registration statement under the Securities Act or a transaction exempt from registration under the Securities Act.

(f)            Corporate Restructuring Contemplated in Plan of Reorganization. The Plan of Reorganization currently contemplates that, on the Effective Date (as defined in the Plan of Reorganization), Owens Corning intends to effect a restructuring plan which would organize Owens Corning and its subsidiaries along Owens Corning’s major business lines. This restructuring plan may result in the creation of a new Delaware company to serve as the parent corporation and holding company for Owens Corning and its subsidiaries (“Holdco”). To the extent that such plan to create the Holdco structure is effected with the approval of the Bankruptcy Court, Counterparty and Deutsche shall make appropriate modifications to this Confirmation to reflect the Holdco structure.

(g)            Deutsche Branch Office. Section 10(a) of the Agreement shall apply to Deutsche.

(h)            Miscellaneous.

(i)            The parties hereto intend as follows: (A) Deutsche and any collateral custodian is a “financial institution” within the meaning of Section 101(22) of the United States Bankruptcy Code (the “Bankruptcy Code”) and, in the case of any collateral custodian, is acting as agent or custodian for Deutsche in connection with this Confirmation; (B) this Confirmation is a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code, qualifying for protection under Section 555 of the Bankruptcy Code and a swap agreement, as such term is defined in Section 101(53B) of the Bankruptcy Code, qualifying for protection under Section 560 of the Bankruptcy Code; (C) any cash, securities or other property provided as performance assurance, credit support or collateral with respect to this Transaction constitute “margin payments” as defined in Section 741(5) of the Bankruptcy Code and “transfers” as defined in Section 101(54) of the Bankruptcy Code under a “swap agreement;” and (D) all payments for, under or in connection with this Transaction, all payments for Shares and the transfer of such Shares constitute “settlement payments” as defined in Section 741(8) of the Bankruptcy Code and “transfers” as defined in Section 101(54) of the Bankruptcy Code under a “swap agreement.”

(ii)          Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through DBNY. In addition, all notices, demands and communications of any kind relating to this Transaction between Deutsche and Counterparty shall be transmitted exclusively through DBNY.

(m)          Consent Required for Amendments Prior to Assignment Effective Date. No amendments, modifications, alterations or waivers (except as provided in clause (j) above) shall be made hereto prior to the Assignment Effective Date (as defined in the Option Transaction without the prior written consent of Deutsche.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it by mail or facsimile transmission to the fax number indicated above.

Very truly yours,

DEUTSCHE BANK AG, LONDON BRANCH	REVIEWED BY:

By: ______________________________	By: ______________________________
Name:
Title: Attorney-in-Fact

By: ______________________________	By: ______________________________
Name:
Title: Attorney-in-Fact

DEUTSCHE BANK AG, NEW YORK BRANCH acting solely as Agent in connection with this Transaction

By: ______________________________
Name:
Title: Attorney-in-Fact

By: ______________________________
Name:
Title: Attorney-in-Fact

Confirmed as of the date first above written:

D. E. SHAW LAMINAR PORTFOLIOS, L.L.C.

By: ______________________________
Name:
Title: